Exhibit 99.1

Unwired Planet Comments on ITC Litigation

RENO, Nev.—(BUSINESS WIRE)— Unwired Planet, (Nasdaq: UPIP), today commented on pending investigation against Apple and Research-in-Motion in the International Trade Commission (ITC). For more information, please see Unwired Planet’s blog at www.unwiredplanet.com/unwired-planet-blog/

On Friday, September 28, 2012, Administrative Law Judge (ALJ) E. James Gildea issued a Markman (or “claim construction”) order (Order No. 46) which provides the meaning of disputed terms in the claims of the patents at issue. In response to a Motion for Clarification filed by Unwired Planet (the “Company”) on Monday October 1, the ALJ then issued an additional Order (Order No. 51) on Friday October 5.

In these orders, all four patents in the ITC case have been construed in at least one way that significantly weakens the Company’s infringement case. While disappointing, Unwired Planet believes it is important to note that this result has no impact on any patents in the Company’s pending cases in Nevada, no impact on any other patents in the portfolio except possible implications for the patent family members of the patents-in-suit, and is not binding upon the Federal Judge in the pending Delaware equivalent case.

Unwired Planet’s patent portfolio contains 200 patents and 75 applications encompassing foundational contributions to the mobile industry. The pending ITC case is a small part of Unwired Planet’s strategy. The Company has been, nonetheless, fully prepared for the possibility of a negative result, and has been taking actions over the last few months designed to better situate Unwired Planet for its long-term licensing effort.

As such, these events do not materially impact the Company’s long-term plans; as noted, this Markman decision impacted only a small fraction of the Company’s 200 patents. Unwired Planet’s pending Federal court cases in Nevada continue unaffected (containing a collective total of 20 patents) and the ITC has no binding effect upon our Delaware case (containing the 5 patents initially filed in the ITC Matter). The Company also has many valuable patents that are not in pending litigation. Finally, the Company has a strategy to address any adverse impact that the ITC proceeding may have had on the foundational patents at issue and their family members.

As of right now, the case remains scheduled to go to trial on October 15th. Given the impact of the Markman order on our infringement case, the Company has petitioned Judge Gildea to enter summary determination of non-infringement so that the Company can pursue an immediate appeal of the claim construction. Unwired Planet has further requested a stay of the pending trial. Both petitions are currently under consideration by the ALJ.

The Company has established a blog to provide more details on this and other matters at www.unwiredplanet.com/unwired-planet-blog/. Please visit that site for an expanded summary of events, the Company’s perspective and a detailed discussion of the Markman ruling and procedural status.

About Unwired Planet

Unwired Planet (NASDAQ: UPIP) is the inventor of the mobile internet. Unwired Planet established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has amassed a patent portfolio of approximately 200 issued US and foreign patents and approximately 75 pending applications, many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging. Unwired Planet is headquartered in Reno, Nevada.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Unwired Planet’s expectations regarding the impact of the Markman order. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause Unwired Planet’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including the uncertainty of the impact of the Markman order, the ability of Unwired Planet to realize anticipated results of its plan and strategy, the ability of Unwired Planet to implement and execute its plan and strategy as well as those risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K filed on September 7, 2012, and any subsequently filed reports on Forms 10-Q and 8-K. Unwired Planet undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.